Exhibit 10.3
Amendment to
Visteon Corporation Non-Employee Directors Restricted Stock Unit Plan
May 10, 2006
     Section 4 of the Visteon Corporation Non-Employee Director Stock Unit Plan (“Stock Unit Plan”) Stock Plan is amended to add the following paragraph to the end thereof:
“Grants under this section 4 shall be suspended effective as of the date of the 2006 Annual Meeting of the Company’s Stockholders and thereafter unless the Stock Plan is otherwise amended in accordance with section 11.”